Exhibit 99.1
NEWS RELEASE for August 9, 2005 at 7:35 AM EDT

Contact:	Allen & Caron Inc	or	Tarragon Corporation
	Joe Allen (investors)		William S. Friedman
	joe@allencaron.com		wfriedman@tarragoncorp.com
	(212) 691-8087		(212) 949-5000
Brian Kennedy (media)
brian@allencaron.com
(212) 691-8087
TARRAGON CORPORATION REPORTS SECOND-QUARTER 2005 RESULTS
Revenue up by 51 Percent; Backlog up by 75 Percent; Pipeline grows to 7,000 Homes
NEW YORK CITY (August 9, 2005) ... Tarragon Corporation (Nasdaq: TARR), a leading homebuilder specializing in the development and marketing of high-density residential communities, announced its second-quarter results and affirmed its guidance for 2005.
     Total revenues for the quarter ended June 30, 2005, increased to $85 million, 51 percent higher than second-quarter 2004 revenues of $56.1 million. Net income for the second quarter ended June 30, 2005, was $9.1 million, versus $17.2 million in the prior year’s second quarter, which included an income tax benefit, gain on sale and other nonrecurring items of $12.7 million. Diluted earnings per share for the second quarter 2005 were $0.30 compared to $0.65 in the second quarter of 2004. Pre-tax earnings from continuing operations increased 43 percent to $13.2 million this quarter from $9.3 million in the second quarter 2004.
     For the six-month period revenues were $164.1 million, up 55 percent over the prior period revenues of $106.1 million. The six-month net income was $30.7 million, up 60 percent over the prior year net income of $19.1 million, which also included the income tax benefit, gain on sale and other nonrecurring items mentioned above. Diluted earnings per share for the six-month period were $0.99 compared to $0.73 in the prior year.
     Tarragon Chairman and CEO William Friedman commented, “Revenues for the quarter grew by 51 percent. This increase is even more impressive when we note that more than $40 million in sales were pushed out to the third quarter ending September 30 due to an unusual delay in processing condominium filings for one sold out condominium conversion project in Florida; those sales have now closed. Sales and pricing in all markets where we are participating continue to meet our highest expectations. Last weekend, for example, we signed contracts for 47 homes worth $14 million. Based on our growing contract backlog and the continued high rate of new sales, we affirm our guidance for the year.”
MORE – MORE – MORE

TARRAGON CORPORATION REPORTS SECOND-QUARTER 2005 RESULTS
Page 2-2-2
     Consolidated homebuilding revenue rose 64 percent to $69.1 million, from second-quarter 2004 homebuilding revenue of $42.1 million. Total homebuilding revenue including revenue from unconsolidated joint ventures, grew 217 percent from $42.1 million in the second quarter of 2004 to $133.3 million in the second quarter of 2005. For the six-month period ended June 30, 2005, consolidated and unconsolidated homebuilding revenue increased to $253.4 million (including $68.4 million accounted for under the percentage of completion method on four projects), up 224 percent over the same period last year.
     The increase continues a growth trend that has seen record numbers of home deliveries. In the quarter ended June 30, 2005, 651 homes worth $163.5 million were delivered, compared to 77 homes worth $18.2 million in the second quarter of 2004. For the six-month period, 1,178 homes worth $341.5 million were delivered, compared to 162 homes worth $35.9 million during the same period last year.
     Income from Continuing Operations, after provision for income taxes of $5.2 million, was $8.1 million in the second quarter of 2005. Second quarter 2004 Income from Continuing Operations of $14.3 million included a $5.0 million income tax benefit resulting from the Company’s reversal of a valuation allowance against a deferred tax asset. For the six months ended June 30, 2005, Income from Continuing Operations before income tax tripled to $32 million from $10.8 million for the same period 2004.
     Tarragon’s contract backlog grew to $554 million as of June 30, 2005 – an increase of 75 percent over the year-earlier backlog of $316 million. The June 30, 2005, backlog included $114 million that has been recognized under the percentage of completion method, while the June 30, 2004, backlog included $137 million that had been recognized under the percentage of completion method. There were 1,186 new contracts worth $295.5 million signed in the second quarter of 2005 at an average price of $249,000 versus 385 contracts worth $110.6 million for an average price of $287,000 during the second quarter 2004. In total, 1,986 new orders have been executed during the first six months of 2005 at contract prices totaling $553 million or an average sale price of $278,500 versus 667 new orders during the first half of 2004 worth $152 million or an average sale price of $228,000.
     The total value of homes in active developments (including backlog) increased 112 percent from $941 million at June 30, 2004, to nearly $2.0 billion at June 30, 2005, of which 50 percent are condominium conversions, 20 percent are mid-rise developments, 12 percent luxury high-rise buildings and 18 percent traditional townhouse communities. These active projects are expected to generate gross margins of 26 percent, 30 percent, 21 percent and 22 percent respectively – overall the average gross margin is projected at 26 percent. During the second quarter, 11 new projects were begun, bringing the total number of homes to over 6,700 in 38 communities. Tarragon’s weighted-average ownership interest in the active communities is 81 percent.

     Tarragon’s pipeline of future developments grew to more than 7,000 homes in 21 communities as sites were acquired or optioned for 14 new communities during the quarter. Based on estimated potential revenue, 11 percent of the development pipeline is expected to be derived from condominium conversions, 28 percent from mid-rise development, 55 percent from high-rise and six percent from town-homes. Tarragon has a 77 percent weighted-average ownership interest in the development pipeline. Collectively, Tarragon’s portfolio of active projects and development pipeline now includes 58 projects representing 14,600 homes (including land development) of which 40 percent are located in the North East, 56 percent are located in the South East and four percent are in other locations.
Company Affirms Guidance
     Based on the current backlog and scheduled closings, as well as additional sales volume expected to be generated from its active communities, Tarragon affirmed its earlier Guidance of 2005 After Tax Income from Continuing Operations of $70 — $75 million dollars.
Results Conference Call
     A conference call to discuss the results for the second quarter ended June 30, 2005, will take place today, August 9, at 10:30 AM EDT. The call will be broadcast live over the Internet and may be accessed by visiting the Company’s site at www.tarragoncorp.com, or you may also access the live webcast by going to http://audioevent.mshow.com/233894.
     Participants are encouraged to go to these sites at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 30 days, through September 8, 2005.
About Tarragon Corporation
     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com.
     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TABLE FOLLOWS

TARRAGON CORPORATION REPORTS SECOND-QUARTER 2005 RESULTS
Page 4-4-4
TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
SIX MONTHS ENDED JUNE 30, 2005
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue	$84,951	$56,102	$164,142	$106,078
Expenses	74,866	47,742	140,219	92,510

Other income and expenses:
Equity in income of partnerships and joint ventures	8,239	5,023	16,669	5,810
Minority interests in income of consolidated partnerships and joint ventures	(509)	(1,886)	(1,345)	(3,489)
Interest income	157	87	299	413
Interest expense	(5,088)	(4,015)	(10,133)	(7,932)
Gain on sale of real estate	342	—	2,571	378
Gain on disposition of other assets	—	1,698	—	2,075

Income from continuing operations before income taxes	13,226	9,267	31,984	10,823
Income tax (expense) benefit	(5,166)	5,032	(12,514)	5,032

Income from continuing operations	8,060	14,299	19,470	15,855
Discontinued operations, net of income taxes
Income from operations	999	210	2,208	599
Gain on sale of real estate	—	2,666	8,986	2,666

Net income	9,059	17,175	30,664	19,120
Dividends on cumulative preferred stock	(225)	(226)	(449)	(452)

Net income allocable to common stockholders	$8,834	$16,949	$30,215	$18,668

Earnings per common share
Income from continuing operations allocable to common stockholders	$0.32	$0.62	$0.79	$0.70
Discontinued operations	0.04	0.13	0.46	0.14

Net income allocable to common stockholders	$0.36	$0.75	$1.25	$0.84

Earnings per common share — assuming dilution
Income from continuing operations allocable to common stockholders	$0.27	$0.54	$0.64	$0.60
Discontinued operations	0.03	0.11	0.35	0.13

Net income allocable to common stockholders	$0.30	$0.65	$0.99	$0.73

MORE – MORE – MORE

TARRAGON CORPORATION REPORTS SECOND-QUARTER 2005 RESULTS
Page 5-5-5
TARRAGON CORPORATION
HOMEBUILDING DIVISION OPERATING STATEMENTS
SIX MONTHS ENDED JUNE 30, 2005
(Dollars in Thousands, Unaudited)

	For the Three Months Ended June 30				For the Six Months Ended June 30
	2005		2004		2005		2004

Homebuilding sales	$133,330	100%	$42,083	100%	$253,376	100%	$78,149	100%
Costs of homebuilding sales	(102,052)	(76%)	(32,775)	(78%)	(186,479)	(74%)	(62,278)	(80%)

Gross profit on homebuilding sales	31,278	24%	9,308	22%	66,897	26%	15,871	20%
Minority interest in homebuilding sales of consolidated partnerships and joint ventures	(408)	—	(1,549)	(4%)	(1,216)	—	(2,627)	(3%)
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(9,384)	(7%)	—	—	(20,072)	(7%)	—	—
Overhead costs associated with investment in joint ventures	(1,501)	(1%)	—	—	(1,501)	(1%)	—	—
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(487)	—	—	—	(1,433)	(1%)	—	—
Additional costs attributable to profits recognized by the investment division on intercompany sales	—	—	(369)	—	(519)	—	(791)	(1%)

	19,498	16%	7,390	18%	42,156	17%	12,453	16%
Other income and expenses:
Net income (loss) from property operations	620	%	(324)	(1%)	250	—	(761)	(1%)
General and administrative expenses	(3,349)	(3%)	(3,372)	(8%)	(7,396)	(3%)	(6,771)	(8%)
Other corporate items	30	—	135	—	206	—	766	(1%)
Gain on disposition of joint venture interest	—	—	1,698	4%	—	—	1,698	2%
Gain on sale of real estate, net of minority interest	—	—	—	—	2,229	—	350	—

Income before taxes	$16,799	13%	$5,527	13%	$37,445	14%	$7,735	10%

# # # #